As filed with the Commission on August , 1996

                           Registration No. __________
- --------------------------------------------------------------------------------


                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                    Form S-4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         ELEPHANT AND CASTLE GROUP INC.
                (Name of Registrant as specified in its charter)
- --------------------------------------------------------------------------------
                          Province of British Columbia
            (State or jurisdiction of incorporation or organization)
- --------------------------------------------------------------------------------
                         701 W. Georgia Street, Ste. 303
                         P.O. Box 10240 - Pacific Centre
                          Vancouver, BC V7Y 1E7 CANADA
                                 (604) 684-6451
- --------------------------------------------------------------------------------
                   (Address and telephone number of principal
              executive offices, and address of principal place of
                business or intended principal place of business)

Daniel DeBou                                          With copies to:
Elephant and Castle Group Inc.                        D. David Cohen, Esq.
701 W. Georgia Street, Ste. 303                       Jericho Atrium - Suite 133
P.O. Box 10240 - Pacific Centre                       500 North Broadway
Vancouver, BC V7Y 1E7 CANADA                          Jericho, New York 11753
(604) 684-6451                                        (516) 933-1700

(Name, address and telephone number of agent          Robert T. Montague, Esq.
for service)                                          Robins, Kaplan, Miller &
                                                      Ciresi
                                                      2800 LaSalle Plaza
                                                      800 LaSalle Avenue
                                                      Minneapolis, MN  55402
                                                     (612) 349-8463

         APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the acquisition ALAMO GRILL, INC. by ELEPHANT AND CASTLE GROUP INC., pursuant to the transaction described in the enclosed Prospectus have been satisfied or are waived.

         If the only securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box /_/.

                         CALCULATION OF REGISTRATION FEE

Title of each                                       Proposed                   Proposed
class of                                            maximum                     maximum                    Amount of
securities to               Amount to be         offering price                aggregate                 registration
be registered               registered              per share                offering price                  fee
- -------------               ----------              ---------                --------------                  ---
Common stock,                 147,059                 $6.80                    $1,000,000                 $393.00
no par value                  shares

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                       Cross-Reference Sheet
                        Between Items in Form S-4 and Prospectus/Proxy Statement
                               Pursuant to Item 501(b) of Regulation S-K


         Item No.      Form S-4 Caption                                              Heading in Prospectus
         --------      ----------------                                              ---------------------
A.  Information About The Transaction
         1.            Forepart of Registration Statement                            Outside Front Cover
                       and Outside Front Cover Page of                               Page of Prospectus
                       Prospectus

         2.            Inside Front and Outside Back Cover Pages of                  Available information;
                       Prospectus                                                    Incorporation of Documents
                                                                                     by Reference; Table of
                                                                                     Contents

         3.            Risk Factors; Ratio of Earnings                               Summary; Risk Factors
                       to Fixed Charges and Other
                       Information

         4.            Terms of the Transaction                                      The Agreement;  Interest of  Certain
                                                                                     Persons; Certain Relationships and
                                                                                     Related Transactions; Certain Federal
                                                                                     Income Tax Consequences;
                                                                                     Description of E&C Securities

         5.            Pro Forma Financial Information                               Summary; Unaudited Pro Forma
                       Combined Condensed Financial
                       Statements


         6.            Material Contacts with the                                    Summary; The Agreement; Interests of
                       Company being Acquired                                        Certain Persons, Certain Relationships
                                                                                     and  Related Matters

         7.            Additional Information Required                               Not Applicable
                       for Reoffering by Persons and
                       Parties Deemed to be Underwriters

         8.            Interests of Named Experts and                                Legal Matters; Experts
                       Counsel


         9.            Disclosure of Commission Position                             Not Applicable
                       on Indemnification for Securities
                       Act Liabilities

B.  Information About The Registrant

       10.             Information with Respect to S-3                               Not Applicable
                       Registrants

       11.             Incorporation of Certain                                      Incorporation of
                       Information by Reference                                      Documents by Reference

       12.             Information with Respect to S-2                               Additional Information
                       or S-3 Registrants

       13.             Incorporation of Certain                                      Incorporation of
                       Information by Reference                                      Documents by Reference

       14.             Information with Respect                                      The Company; Business
                       to Registrants Other Than                                     of Elephant & Castle; Risk Factors
                       S-2 or S-3 Registrants                                        Relating to the Transaction


C.  Information About The Company Being Acquired

       15.             Information with Respect to S-3                               Not Applicable
                       Companies

       16.             Information with Respect to S-2                               Not Applicable
                       or S-3 Companies

       17.            Information with Respect to                                    The Special Meeting of Alamo
                      Companies Other Than S-2 or                                    Shareholders; Risk Factors
                       S-3 Companies                                                 Relating to the Transaction;
                                                                                     The Agreement

D.  Voting and Management Information

       18.             Information if Proxies, Consents                              Outside Front Cover Page of
                       or Authorizations are to be                                   Prospectus; Available
                       Solicited   Information; Incorporation
                       of Documents by Reference;
                       The Special Meeting; The
                       Agreement

       19.             Information if Proxies, Consents                              Not Applicable
                       or Authorizations are not to be
                       Solicited, or in an Exchange Offer

                                TABLE OF CONTENTS

AVAILABLE INFORMATION

INCORPORATION OF DOCUMENTS BY REFERENCE

SUMMARY

RISK FACTORS RELATING TO THE TRANSACTION
     Risks Relating to E&C
     Risks Relating to Grill Continuing
                 to Operate Independently

THE SPECIAL MEETING OF ALAMO SHAREHOLDERS
     Purpose of the Meeting
      Distribution of E&C Common Stock
      Approval
     Date, Time and Place; Record Date
     Voting Rights
     Proxies
     Security Ownership of Certain Beneficial Owners
               and Management
      Rights of Dissenting Shareholders
      Costs of Solicitation
      No Fractional Shares

THE AGREEMENT
     Background
     Recommendation of the Board
      E&C's Reasons for the Agreement
     Terms and Conditions
     Interests of Certain Persons,
          Certain Relationships and
          Related Transactions
     Certain Federal Income Tax Consequences
     Federal Securities Law Consequences
      Closing: Effective Time

BUSINESS OF ELEPHANT & CASTLE
     Introduction
         Principal Operations

SELECTED HISTORICAL FINANCIAL INFORMATION OF E&C

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

LEGAL OPINIONS

EXPERTS

ADDITIONAL INFORMATION

EXPERTS

ANNEX A - Agreement Relating to Sale of
          Capital Stock of Subsidiary with Exhibits

ANNEX B - Rights of Dissenting Shareholders
          (Text of Sections 302A.471 and 302A.473 of the Minnesota
              Business Corporation Act)

                              Subject to Completion
                    Preliminary Prospectus dated June , 1996

                          ELEPHANT & CASTLE GROUP INC.

                                   PROSPECTUS

                             ALAMO RESTAURANTS INC.

                                 PROXY STATEMENT


               This Prospectus/Proxy Statement ("Prospectus/Proxy Statement") is being furnished by Alamo Restaurants Inc., a Minnesota corporation ("Alamo"), to holders of its common stock, $.01 par value, of (the "Alamo Common Stock"), in connection with the solicitation of proxies by the Board of Directors of Alamo for use at the Special Meeting of Shareholders of Alamo to be held at the times and places and for the purposes set forth in the accompanying Notice of Special Meeting or any adjournment or postponement thereof the "Alamo Special Meeting."

               This Prospectus/Proxy Statement and the accompanying form of Proxy are first being mailed to shareholders of Alamo on __________, 1996.

               At the Alamo Special Meeting, the shareholders of Alamo will consider and vote upon a proposal to approve and adopt that certain Agreement
Relating to the Sale of all of the Capital Stock of Alamo Grill, Inc., an Indiana corporation ("Grill"), in exchange for Capital Stock of Elephant & Castle Group, Inc., a publicly owned British Columbia corporation ("E&C" or the "Company"). A copy of the Agreement is attached to this Prospectus/Proxy Statement as Exhibit A and is incorporated herein by reference.

               Under the terms of the Agreement, Grill will become a direct or indirect wholly owned subsidiary of E&C pursuant to the acquisition of all of the issued and outstanding shares of Common Stock, $.01 par value of Grill, for a purchase price of $1,536,000 consisting of (i) the assumption of liabilities by E&C not in excess of $536,000 in the aggregate and (ii) the delivery of 147,059 shares of Common Stock, without par value of E&C (the "E&C Common Shares"). Alamo is to distribute the E&C Common Shares to and among its shareholders based upon a fraction determined by dividing the number of E&C Common Shares to be delivered pursuant to the Agreement by the number of shares of Alamo Common Stock, $.01 par value, issued and outstanding as of the Closing Date. Thereafter, Alamo intends to cease doing business.

               This Prospectus/Proxy Statement also constitutes the prospectus of E&C with respect to a maximum of 147,059 shares of E&C Common Stock to be issued in exchange for the Common Stock, $.01 par value, of Grill in connection with the Acquisition.

               On July 30, 1996 the reported closing sales price of a share of E&C Common Stock on The Nasdaq National Market was $7.75. Alamo shareholders are urged to obtain current price information for E&C Common Stock in connection with their consideration of the Agreement and the transactions contemplated thereby.

               THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/ PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




               The date of this Prospectus/Proxy Statement is August , 1996.

                              AVAILABLE INFORMATION

         Elephant & Castle Group Inc. ("E&C" or the "Company") is sub ject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial position, results of operations and other matters. Such reports and other information can be inspected and copied at the Public Reference Section maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and its Regional Offices located at The Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and 7
World Trade Center, 15th Floor, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Elephant & Castle Common Stock is listed on the Pacific Stock Exchange ("PSE") and the NASDAQ SmallCap Market. Such material can also be inspected at the offices of PSE and NASDAQ. The offices of such exchange and NASDAQ are, respectively: The Pacific Stock Exchange, 115 Sansome Street, Suite 1104, San Francisco, California 94104 and the NASDAQ Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock offered hereby. This Prospectus/Proxy Statement does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to Elephant & Castle and the Common Stock offered hereby.

               No person is  authorized to give any  information  or to make any representation not contained in this Prospectus/Proxy Statement and, if given or made, such information or representation should not be relied upon as having been authorized by the Company or any other person. This Prospectus/Proxy Statement does not constitute an offer to sell or a solicitation of an offer to buy any securi ties in any jurisdiction to any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus/Proxy Statement nor any distribu tion of the securities made under this Prospectus/Proxy Statement shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date of this Prospectus/Proxy Statement. However, if any material change occurs during the period that this Prospectus/Proxy Statement is required to be delivered, this Prospectus/Proxy Statement will be amended or supplemented accordingly. All information regarding E&C in this Prospectus/Proxy Statement has been supplied by E&C, and all information regarding Alamo in this Prospectus/Proxy Statement has been supplied by Alamo.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The  following  documents  filed  with the  Commission  by the  Company
pursuant  to  the   Exchange   Act  are   incorporated   by  reference  in  this
Prospectus/Proxy Statement.

         All documents and reports filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act whether before or after the date of this Prospectus/Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Prospectus/Proxy Statement and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filled document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

               This Prospectus/Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available without charge, to any person, including any beneficial owner, to whom this Prospectus/Proxy Statement is delivered, on written or oral request, in the case of documents relating to Elephant & Castle Group Inc., 701 West Georgia Street, Suite 303, P.O. Box 10240, Pacific Centre, Vancouver, B.C. V7Y 1E7 CANADA (tele phone number (604) 684-6451, Attn: Daniel DeBou, Chief Financial Officer.

                                     SUMMARY

         The  following  summary is  qualified  in its  entirety by the detailed information appearing elsewhere in this Proxy Statement/ Prospectus. Stockholders are urged to review the entire Prospec tus/Proxy Statement and the Exhibits thereto. Capitalized terms used and not otherwise defined in this summary have the meanings given to them elsewhere in this Prospectus/Proxy Statement.

General

         This Prospectus/Proxy Statement relates to the proposed acquisition by Elephant & Castle Group Inc., a British Columbia corporation ("E&C" or the "Company"), of all of the issued and outstanding Common Stock of Alamo Grill, Inc., an Indiana corpora tion ("Grill") and a wholly owned subsidiary of Alamo Restaurants Inc. ("Alamo"), a Minnesota corporation, pursuant to that certain Agreement Relating to the Sale of All of the Capital Stock of a Subsidiary Corporation in exchange for Capital Stock of the Acquiring Corporation dated as of April 9, 1996 (the "Agreement"), by and among E&C, Alamo and Grill.

The Parties

         E&C. E & C is a publicly owned company, the Common Stock of which is traded on NASDAQ - Small Cap Market (PUBSF) and the Pacific Stock Exchange ("PUB"). The Company operates a chain of 14 full-service English-style dining restaurants and pubs, 12 of which are located in Canada, one in the Bellingham, Washington and one in Philadelphia, Pennsylvania. The Canadian restaurants are operated under the name "The Elephant & Castle Pub & Restaurant" and are located in major shopping malls and office complexes from Victoria, B.C. to Ottawa, Ontario. The Bellingham restaurant is also operated under the name "The Elephant & Castle Pub & Restaurant" and is located in a large suburban mall near the United States/Canadian border. The Philadelphia Elephant & Castle and one restaurant located in Winnipeg, Canada are located within Holiday Inn hotels.

         In addition to the 14 traditional style Elephant & Castle restaurants, the Company recently developed a newly-owned New York style deli restaurant known as "Rosie's on Robson" at the Rosedale Hotel in Vancouver, British Columbia and a "University" restaurant: "Elephant on Campus" at the British Columbia Institute of Technol ogy in Vancouver, and has licensed an E&C Express restaurant at the Vancouver International Airport.

         E&C was incorporated in British Columbia on December 14, 1992, as a holding corporation for is theretofore existing separate restaurant corporations, which had been owned and operated by the founders of E&C for a number of years. E&C's executive offices are located at 701 West Georgia Street, Suite 303-701, Vancouver B.C., Canada V7Y 1E7; its telephone number is (604) 684-6451.

         Alamo and Grill. Alamo is a privately owned company, which has agreed to sell to E&C all of the capital stock of its only operating subsidiary, Grill. Alamo was incorporated in Minnesota on July 16, 1992. Its principal offices are located at 1465 East 84th Place, Merrillville, Indiana (219) 769-9000. Grill is an Indiana corporation, which maintains its restaurant and place of business at The Mall of America, Bloomington, Minnesota. The Mall of America is the largest shopping mall in the United States, and a tourist destination which attracts millions of visitors annually.

Special Meeting of Alamo Shareholders

         At a Special Meeting of Stockholders of Alamo, or any adjournment or postponement thereof (the "Alamo Special Meeting", the shareholders of Alamo will be asked to consider and vote upon a proposal to approve and adopt the Agreement and the transactions contemplated thereby. The Alamo Special Meeting is scheduled to be held at 9:00 a.m., local time, on Thursday, July ___, 1996, at the offices of Robins, Kaplan, Miller & Ciresi, 2800 LaSalle Plaza, 800 LaSalle Avenue, Minneapolis, Minnesota, 55402. The Board of Directors of Alamo (the "Alamo Board") has fixed the close of business on July , 1996 as the record date (the "Alamo Record Date") for the determination of holders of Alamo Common Stock entitled to notice of and to vote at the Alamo Special Meeting. See "The Alamo Special Meeting."

         The Alamo Board without dissent has approved the Agreement and the transactions contemplated thereby and recommends that the Alamo Shareholders vote "FOR" the proposal to approve and adopt the Agreement and the transactions contemplated thereby. See "THE AGREEMENT - Recommendations of the Board of Directors.

Required Vote

         Alamo Shareholders. Pursuant to the Minnesota Business Corporation Act ("MBCA"), the affirmative vote of the holders of at least a majority of the shares of Alamo Common Stock outstanding as of the Record Date is required to approve and adopt the Agreement and the transactions contemplated thereby. At the Record Date, there were 3,201,000 shares of Alamo Common Stock outstanding. The presence, either in person or as represented by proxy, of the holders of a majority of the shares of Alamo Common Stock out standing as of the Record Date is necessary to constitute a quorum at the Alamo Special Meeting. As of the Record Date, Alamo's directors and executive officers as a group held shares represent ing approximately 25% of the votes entitled to be cast by Alamo s at the Alamo Special Meeting. See "THE ALAMO SPECIAL MEETING Voting Rights." Dissenting shareholders have appraisal rights under the MBCA. See "THE ALAMO SPECIAL MEETING - Rights of Dissenting Shareholders".

Background of the Agreement

         The terms of the Agreement resulted from arm's length negotiations between representatives of E&C and Alamo. There was no pre-existing business relationship between the parties prior to the commencement of negotiations which resulted in the Agreement. See "THE AGREEMENT- Background of Negotiations."

Recommendations of the Alamo Board of Directors

         On April 2, 1996, the Alamo Board approved the Agreement and the transactions contemplated thereby. The Alamo Board recommends that the Alamo Shareholders vote "FOR" approval and adoption of the Agreement and the transactions contemplated thereby.

         The recommendation of the Alamo Board is based upon its belief that the terms of the Agreement are fair and in the best interests of Alamo and the Alamo Shareholders and that the Acquisition will result in benefits to the Alamo Shareholders. For a discussion of the factors considered by the Alamo Board in making its recommenda tion, see "THE AGREEMENT - Recommendations of the Board of Directors". An appraisal of the value of Alamo's 100% interest in Grill has not been obtained.

Conditions to the Agreement

         The obligations of E&C and Alamo to consummate the Agreement are subject to the satisfaction of a number of conditions, including the approval of the Agreement and the transactions contemplated thereby by the holders of a majority of the shares of Alamo Common Stock. See "THE AGREEMENT - Terms and Conditions".

Rights to Terminate and Amendments

         The  Agreement   may  be  terminated   prior  to  the  closing  of  the
transactions contemplated thereby under certain circumstances.

         Subject to compliance with applicable law, the Agreement may be amended by a written agreement executed by E&C, Alamo and Grill at any time prior to or, subject to certain conditions after, its approval by the Alamo Shareholders. See "THE AGREEMENT -Terms and Conditions."

Risk Factors

         In addition to the other information contained in this Pro spectus, shareholders of Alamo should carefully consider the following matters in determining whether or not to approve the Agreement in exchange for E&C Common Stock and its businesses before making any investment decision with respect to the transac tions being considered, including that E&C incurred significant losses during 1995 and the first quarter of 1996; that there is no assurance of future growth of the enterprise; that E&C currently has a majority of its assets and operations in Canada; that E&C publishes its consolidated financial statements in Canadian dollars (CDN $), including the translation of results from U.S. operations into Canadian currency and the exchange rate between Canadian dollars and United States dollars varies from time to time based upon, among other factors, economic conditions and interest rates in each country; and that the Company has limited experience in the hotel and resort food catering business insufficient to determine all the risks of retaining and controlling the quality and costs of a potentially diverse set of food formats, including the "red meat" food format of Alamo Grill, being acquired pursuant to the Agreement.

Registration of E&C Common Stock

         If the Agreement is approved, subsequent to the Closing of the sale of Grill, Alamo shareholders will receive a distribution of the E&C Common Stock being issued in exchange for the capital stock of Grill. Information concerning the business and securities of E&C is included herein. See "BUSINESS OF E&C"; "DESCRIPTION OF E&C SECURITIES". The E&C Common Stock is quoted on The Nasdaq Small-Cap Market under the symbol "PUBSF" and on the Pacific Stock Exchange ("PUB"). As of the recent date, the closing bid prices for E&C Common Stock was $7.75. Alamo Shareholders are urged to obtain current price information for E&C Common Stock in connection with their consideration of the Agreement and the transactions contem plated thereby.

                                  RISK FACTORS

         In addition to the other information contained in this Prospectus and in related materials being delivered herewith, shareholders of Alamo should carefully consider the following matters in determining whether or not to approve the Agreement and before making any investment decision with respect to the transac tions being considered.

Risks Relating to E&C

Losses

         The Company incurred significant losses during 1995 and the first quarter of 1996. For the year ended December 31, 1995, the Company's net loss was CDN $1,581,955, compared to net income of CDN $213,166 for the corresponding period in 1995. The 1995 figure includes a one-time reserve of CDN $900,000 for closing costs and legal expenditures in connection with the closure of three loca tions. The loss per share was CDN $0.63 (U.S. $0.46) or CDN $0.27 (U.S. $0.20) excluding the reserve, compared to net income per Share of CDN $.09 per Share in 1994. During the three months ended March 31, 1996, the Company's net loss widened to CDN $381,093 from CDN $183,822 during the first quarter of 1995. On a per-share basis, the quarterly loss in the first quarter was CDN $0.15 (U.S. $0.11), against CDN $0.07 (U.S. $0.05) in the prior period.


No Assurance of Future Growth

         The Company currently operates fourteen (14) Elephant & Castle restaurants. The Elephant & Castle chain has been developed and expanded relatively slowly over a geographically wide and economi cally diverse area principally in Canada during the last nineteen (19) years. The Company's ability to grow sales at a relatively more rapid pace will depend to a substantial extent on the Com pany's ability to build or acquire additional restaurants. The Company's ability to open additional restaurants, in turn, will depend upon a number of factors, including the availability of suitable locations, the hiring and training of skilled restaurant management and personnel, and its ability to generate funds from operations or to obtain adequate restaurant financing on favorable terms from third parties such as hotel and resort operators. There can be no assurance that the Company will be able to build or acquire new restaurants at a selectively more rapid pace, or if such units are built or acquired, that those additional restaurants can be operated profitably.

Limited Experience in Hotel and Resort Food and Beverage Operations

         The Company intends to achieve growth in revenues in the immediate future by continuing its development into new segments of the food service business, particularly at hotel and resort opera tions. Although the Company's management is broadly experienced in restaurant development and management, the application of its operating and administrative skills to food and beverage services at hotels and resorts presents certain new challenges, the risks of which cannot be fully measured at this time. The Company's initial venture into hotel operations, with the Shilo Hotel and resort operations in Yuma, Arizona and Pomona, California, were unsuccess ful and resulted in termination of the leases and litigation which is continuing. On the other hand, the Company's initial two restaurants with Holiday Inn at facilities in Winnipeg, Canada and Philadelphia, Pennsylvania have been successfully received, but it is still too early for the elimination of uncertainties. Similar uncertainties are presented by the Company's recent entry into university food provisions and airport facilities.

Significant Assets in Canada

         All but two (2) of the Elephant & Castle restaurants are currently located in Canada. Changes in economic conditions in Canada have disproportionately adversely affected the Company in the past. In addition, since consumer tastes change from region to region and locale to locale, there is a risk that any new markets (whether in the United States or otherwise) may not be as receptive to the Elephant & Castle format and menu as have existing loca tions.

Exchange Rates

         The Company publishes its consolidated financial statements in Canadian dollars (CDN $), including the translation of results from U.S. operations into Canadian currency. The exchange rate between Canadian dollars and United States dollars varies from time to time based upon, among other factors, economic conditions and interest rates in each country. Generally, so long as substantially all of the Company's operations are located in Canada, if Canadian dollars decline in relation to United States dollars, the Company's financial statements, balance sheet resources, and opportunities for expansion in the United States may be adversely affected. Although fluctuations in exchange rates are not expected to be material to the Company's business in the future, such fluctuations cannot be fully predicted or planned for with certainty.

New Food Formats

         The Company's traditional menu at its Elephant & Castle restaurants has emphasized popular English-style dishes with a broad range of typical North American foods, such as burgers and pasta. As the Company undertakes additional hotel and resort operations, it is facing business issues relating to food formats. The Company only recently started a "deli"-concept restaurant: "Rosie's at Rosedale on Robson". The "red meat" concept of Alamo would be a third alternative for E&C management to promote. The Company does not yet have sufficient experience in the hotel and resort food catering business to determine all the risks of retaining and controlling the quality and costs of a potentially widely diverse set of food formats.

Dependence on Founders

         The Company believes that the development of its business has been, and will continue to be, dependent on the special skills and services of the founders. Jeffrey M. Barnett, the Chief Executive Officer, President and Chairman of the Board of the Company, and his twin brother Peter J. Barnett and George W. Pitman founded the Company in 1977. The loss of the services of one or more of the founders could have a material adverse effect upon the Company's business and development. Messrs. Jeffrey M. Barnett, Peter J. Barnett and George W. Pitman have entered into five-year employment agreements with the Company which expire in 1998. The Company is the beneficiary of certain life insurance policies on the lives of the founders. See "Management - Employment Agreements".

Need for Additional Management

         The Company will need additional middle level managers and administrators in order to accomplish its planned growth, whether through the hotel and resort operations, the addition of satellite operations and/or the establishment of new restaurants. The specific personnel necessary for the tasks to be undertaken have not yet been identified, nor has any formal search been commenced to find specific individuals. Experienced restaurant and hotel food and beverage management personnel are in great demand and there is no assurance that the necessary personnel will be available to the Company or will be available on the right terms and conditions.

Competition

         The restaurant and food service industry is highly competitive and fragmented. There are innumerable restaurants and other food service operations that compete directly and indirectly with the Company. Many existing restaurant chains have significantly greater financial resources and higher total sales volume than does the Company. The restaurant business is often affected by changes in consumer taste and discretionary spending priorities, local economic conditions, demographic trends, traffic patterns in the vicinity of each restaurant, employee availability, and the type, number and location of directly competing restaurants.

Government Regulation

         The Company's business is subject to extensive provincial, state and local government regulation in the various jurisdictions in which its restaurants and its licensed-outlet-type operations are located, including regulations relating to alcoholic beverage control, public health and safety, and fire codes. The failure to obtain or retain food and liquor licenses could adversely affect the operation of the Company's restaurants. While the Company has not experienced and does not anticipate any problems in obtaining required licenses, permits or approvals, any difficulties, delays or failures in obtaining such licenses, permits or approvals in the future could adversely interfere with the operation of one or more restaurants in a particular area.

Control by Existing Management

         Jeffrey M. Barnett, the Chairman of the Board, President and Chief Executive Officer of the Company, Peter J. Barnett, Executive Vice President and a director, and Jeffrey M. Barnett's brother, and George W. Pitman, a Vice President and director of the Company, collectively own 47.5% of the outstanding Common Shares of the Company, prior to the issuance of shares in connection with this transaction See "Management" and "Principal Shareholders".


          Risks Relating to Grill Continuing to Operate Independently
                  (In the event the Agreement is not approved)


         The Grill is a single unit restaurant operation. As a single unit enterprise, it has been unable, and is unlikely in the future to be able, to attract the capital necessary for expansion.

         Alamo and Grill are indebted to third parties, including lenders and trade creditors in amounts aggregating $536,000. In the absence of a transaction such as the one under consideration with E&C, Alamo and Grill currently lack the resources to pay such indebtedness, and may be unable to raise the necessary capital from third party sources on terms and conditions acceptable to the profitable continuation of the business of Grill.

         The shareholders of Alamo have no assurance of the acquisition of the Grill by any party other than E&C. The Agreement with E&C was reached after an extended period of negotiations, and an exhaustive and unsuccessful search for a potential purchaser.

                    THE SPECIAL MEETING OF ALAMO SHAREHOLDERS

         This Prospectus/Proxy Statement is being provided to the Alamo Shareholders in connection with a Special Meeting of holders of Alamo Common Stock to consider the sale of the capital stock of Grill and the other matters set forth herein. Although Alamo is a privately-held company, without any class of securities registered under the Securities and Exchange Act of 1934 (the "Exchange Act"), Alamo Common Stock is held of record by 128 persons and the Alamo Board intends to solicit proxies from the shareholders for use at the Alamo Special Meeting. A form of proxy is being provided to the Alamo Shareholders with this Prospectus/Proxy Statement. Information with respect to the execution and revocation of proxies is provided under "THE ALAMO SPECIAL MEETING - Voting Rights."

Purpose of the Meeting

         At the Alamo Special Meeting, the Alamo Shareholders will be asked to consider and vote upon and approve a plan of reorganiza tion involving the sale of substantially all of the assets consisting of 100% of the capital stock of its only operating subsidiary, Grill, and such other matters as may properly be brought before the Alamo special meeting or any postponements or adjournments thereof.

         The Alamo Board of Directors has unanimously approved the Agreement and the transactions contemplated thereby and recommends that the Alamo Shareholders vote "FOR" the proposal to approve and adopt the Agreement and the transactions contemplated thereby. See "THE AGREEMENT - Recommendations of the Board of Directors."

Distribution of Shares of E&C Common Stock

         Upon approval of Alamo's shareholders of the sale of the shares of Grill by Alamo to E&C, the total consideration to be received by Alamo at Closing is $1,536,000 consisting of (i) the assumption of liabilities by E&C not in excess of $536,000 in the aggregate and (ii) the delivery of 147,059 shares of Common Stock, without par value, of E&C. Alamo will then cease doing business and will distribute the shares of E&C stock to its shareholders based upon a fraction determined by dividing the number of E&C common shares to be delivered to Alamo under the Agreement [147,059 shares], by the number of shares of Alamo Common Stock, $.01 par value, issued and outstanding as of the Closing date [2,961,000] (3,161,000 less 200,000 shares to be relinquished by Jon P. Taffer, see "Security Ownership of Certain Beneficial Owners and Manage ment"). Hence,
 .0496 shares of E&C Common Stock will be distrib uted for each full share of Alamo Common Stock issued and outstand ing, or 49.6 shares of E&C Common Stock for each 1,000 shares of Alamo Common Stock owned.

Approval

         The approval and adoption by Alamo Shareholders of the Sale of Grill will require the affirmative vote of the holders of a majority of the outstanding shares of Alamo Common Stock.

         As of July 1, 1996, directors and executive officers of Alamo and their affiliates may be deemed to be the beneficial owners of approximately 25% of the outstanding shares of Alamo Common Stock. See "Security Ownership of Certain Beneficial Owner and Manage ment."

         At the Alamo Special Meeting, in determining whether the proposal to approve and adopt the Sale of Grill has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against either proposal. At the Alamo Special Meeting, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because, for such proposal, the nominee does not have discretionary power and has not received instructions with respect to voting of such shares.

Date, Time and Place; Record Date

         The Alamo Special Meeting is scheduled to be held at 9:00 a.m., local time, on Thursday, August ___, 1996, in the Conference Center at the offices of Robins Kaplan Miller & Ciresi, 2800 LaSalle Plaza, Minneapolis, Minnesota 55402. The Alamo Board has fixed the Record Date as the close of business on August ___,1996 for the determination of Alamo Shareholders entitled to notice of and to vote at the Alamo Special Meeting. Only holders of record of Alamo Common Stock at the close of business on the Alamo Record Date will be entitled to notice of and to vote at the Alamo Special Meeting.

Voting Rights

         Pursuant to the Minnesota Business Corporation Act ("MBCA"), the affirmative vote of the holders of at least a majority of the shares of Alamo Common Stock outstanding as of the Alamo Record Date is required to approve and adopt the Agreement and the transactions contemplated thereby. As of the Record Date, there were 3,201,000 shares of Alamo Common Stock outstanding held by 128 holders of record. Holders of record of Alamo Common Stock outstanding as of the Record Date are entitled to one vote per share at the Alamo Special Meeting. The presence, either in person or represented by proxy, of the holders of a majority of the shares of Alamo Common Stock outstanding as of the Record Date is necessary to constitute a quorum at the Alamo Special Meeting.

         The Alamo Board is soliciting proxies so that each Alamo Shareholder on the Record Date has the opportunity to vote on the proposal to be considered at the Alamo Special Meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instruc tions on the proxy card. If an Alamo Shareholder does not return a signed proxy card, his or her shares will not be voted and thus will have the effect of a vote against the Agreement and the transactions contemplated thereby.

Proxies

                  All shares of Alamo Common Stock which are entitled to vote and are represented at the Alamo Special Meeting by properly executed proxies received prior to at the Alamo Special Meeting, and not revoked, will be voted at the Alamo special meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR approval and adoption of the Agreement.

         If any other matters are properly presented at the Alamo Special Meeting for consideration, including, among other things, consideration of a motion to adjourn the Alamo Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), persons named in the enclosed form of proxy in acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with the President of Alamo at or before the taking of the vote at the Alamo Special Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly executing a later dated proxy related to the same shares and delivering it to the Secretary of Alamo for the taking of the vote at the Alamo Special Meeting or (3) attending the Alamo Special Meeting and voting in person (although attendance at the Alamo Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent as to be delivered to Alamo Restaurants, Inc., 1465 East 84th Place, Merrillville, Indiana, 46410, Attention: President, or hand delivered to the President of Alamo, at or before the taking of the vote at the Alamo Special Meeting.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information, as of July 30, 1996, with respect to the beneficial ownership of Alamo Common Stock by (i) each director, (ii) Alamo's Chief Executive Officer, and (iii) all directors and executive officers of ARI as a group. To Alamo's knowledge, based upon its review of its stock ledger, no person other than those identified below beneficially own 5% or more of the outstanding Alamo Common Stock.

                             Shares of Alamo
                               Common Stock           Percentage of Alamo
Name                        Beneficially Owned      Common Stock Outstanding
- ----                        ------------------      ------------------------
Jon P. Taffer                    725,000*                   22.64%
John P. Holdahl                    50,000                    1.56%
Martin J. O'Dowd                   40,000                    1.25%
All directors and
  executive officers
  as a group (3 persons)          815,000                   25.45%

     *In order to facilitate approval of the Agreement, Mr. Taffer has agreed with the Board of Alamo that, upon approval of the Agreement, he will relinquish, without consideration, to Alamo Corporation for cancellation 200,000 shares of Common Stock, with the effect that the shares of E&C Common Stock that otherwise would have been receivable solely by him will be distributed pro rata to Mr. Taffer and the other shareholders of Alamo.
- ---------------------------
Rights of Dissenting Shareholders

         Section 302A.471 of the MBCA entitles any holder of Alamo's Common Stock who objects to the Agreement, in lieu of receiving the shares of E&C Common Stock to which he or she would otherwise be entitled pursuant to the Agreement, to dissent from the Agreement and obtain payment for the "fair value" of his or her shares of Alamo Common Stock. Any shareholder contemplating the exercise of these dissenters' rights should review carefully the provisions of Sections 302A 471 and 302A.473 of the MBCA, particularly the procedural steps required to perfect such rights. SUCH RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS OF SECTION 3021.473 ARE NOT FULLY AND PRECISELY SATISFIED.

         Set forth below (to be read in conjunction with the full text of Section 302A.471 and 302A.473 appearing in Annex B to this Proxy Statement) is a brief description of the procedures relating to the exercise of dissenters' rights. The following description does not purport to be a complete statement of the provisions of Section 302A.473 and is qualified in its entirety by reference thereto.

         Under Section 302A.473, Subd.3, a shareholder who wishes to exercise dissenters' rights (a "Dissenter") must file with the Company (the Company's address set forth in this Proxy Statement/ Prospectus, Attention: President) before the vote on the Agreement, a written notice of intent to demand the fair value of the Company's shares owned by the shareholder. IN ADDITION, THE SHAREHOLDER MUST NOT VOTE HIS OR HER SHARES IN FAVOR OF THE AGREEMENT. A VOTE AGAINST THE AGREEMENT WILL NOT IN ITSELF CONSTITUTE SUCH A WRITTEN NOTICE AND A FAILURE TO VOTE WILL NOT AFFECT THE VALIDITY OF A TIMELY WRITTEN NOTICE. HOWEVER, THE SUBMISSION OF A BLANK PROXY WILL CONSTITUTE A VOTE IN FAVOR OF THE AGREEMENT AND A WAIVER OF DISSENTERS' RIGHTS.

         If the Agreement is approved by the shareholders of Alamo, Alamo will send to all dissenters who filed in a timely manner the necessary notice of intent to demand the fair value of their shares and who did not vote their shares in favor of the Agreement, a notice containing the information required by Section 302A.473, Subd.4, including, without limitation, the address to which a dissenter must send a demand for payment and certificates repre senting shares in order to obtain payment for such shares and the date by which they must be received. In order to receive the fair value of the shares under Section 302A.473, a dissenter must demand payment and deposit certificates representing shares within 30 (thirty) days after such notice from Alamo is given. Under Minnesota law, notice by mail is given by Alamo when deposited in the United States mail. A SHAREHOLDER WHO FAILS TO MAKE DEMAND FOR PAYMENT AND TO DEPOSIT CERTIFICATES AS REQUIRED BY SECTION 302.A473, SUBD.4, WILL LOSE THE RIGHT TO RECEIVE THE FAIR VALUE OF HIS OR HER SHARES UNDER SUCH SECTION NOTWITHSTANDING THE TIMELY FILING OF NOTICE OF INTENT TO DEMAND PAYMENT UNDER SECTION 302A.473, SUBD.3.

         After the effective date of the Agreement, or after Alamo receives a valid demand for payment, Alamo will remit, to each dissenter who has complied with the provisions of Section 302A.473, Subd. 3 and 4, the amount Alamo estimates to be the fair value of the shares, with interest from five days after the effective date of the Agreement until the date of payment, calculated at the rate provided in Minnesota Statutes, Section 549.09 for interest judgments and awards, which in 1996 is five (5%) percent. Such remittance will be accompanied by certain financial statements, an estimate of fair value, a description of the method used by Alamo to reach such estimate, a copy of Sections 302A.471 and 302A.473, a brief description of the procedure to be followed in demanding supplemental payment and, in the case of dissenters receiving an offer to remit, a statement of the reason for withholding remit tance.

         If a dissenter believes that the amount remitted or offered by Alamo is less than the fair value of the shares, with interest, the dissenter may give written notice to the Company of the dissenter's estimate of fair value, with interest, with thirty (30) days after Alamo mails such remittance or offer, and demand payment of the difference. UNLESS A DISSENTER MAKES SUCH A DEMAND WITHIN SUCH 30- DAY PERIOD, THE DISSENTER WILL BE ENTITLED ONLY TO THE AMOUNT REMITTED OR OFFERED BY ALAMO.

         Within sixty (60) days after Alamo receives such a demand from a dissenter, it will be required to either pay the dissenter the amount demanded or agreed to after discussion between the dissenter and Alamo or file in court a petition requesting that the court determine the fair value of the shares, with interest. All dissenters who have demanded payment for their shares, but have not reached agreement with Alamo, will be made parties to the proceed ing. The court will then determine whether the dissenters in question have fully complied with the provisions of Section 302A.473, and will determine the fair value of the shares, taking into account any and all factors the court finds relevant (includ ing, without limitation, the recommendation of any appraisers which may have been appointed by the court), computed by any method that the court, in its discretion, sees fit to use, whether or not used by Alamo or a dissenter. The fair value of the shares as deter mined by the court is binding on all shareholders, but the dissenters will not be liable to Alamo for the amount, if any, by which the payment remitted to the dissenters' exceeds the fair value of the shares determined by the court, with interest. The costs and expenses of the court proceeding will be assessed against Alamo, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment is found to be arbitrary, vexatious or not in good faith.

         Under Section 302A.471, Subd.2, a shareholder of Alamo may not assert dissenters' rights with respect to less than all of the shares of Common Stock registered in the shareholder's name, unless the shareholder dissents with respect to all shares beneficially owned by another person and discloses the name and address of such other person. The beneficial owner of shares of Common Stock may assert dissenters' rights with respect to such shares, by following the procedures described above, if the beneficial owner submits to Alamo at the time of or before the assertion of dissenters' rights a written consent of the shareholder in whose name the shares are registered. The fair value of Alamo's shares means the value of the shares immediately before the effective date of the Agreement.

         Under the terms of the Agreement, in the event that sharehold ers of Alamo owning ten (10%) percent or more of its Common Stock assert their dissenters' rights under Minnesota law, either Alamo or E&C may elect to terminate the Agreement.

No Fractional Shares

         Alamo does not intend to distribute fractional shares of E&C Common Stock, and, in order to do so, will round down to the nearest whole number that number of shares to be distributed to Alamo shareholders. By so doing, approximately 1,900 shares will remain undistributed. Alamo intends to sell such shares in the open market and apply the proceeds thereof to any unliquidated liabilities.

Costs of Solicitation

         The costs of solicitation of Alamo Shareholder proxies will be borne by Alamo. Alamo will reimburse the respective brokers, fiduciaries, custodians and other nominees for reasonable out-of-pocket expenses incurred in sending this Prospectus/Proxy Statement and other proxy materials to, and obtaining instructions relating to such materials from, the respective beneficial owners of Alamo Common Stock. Alamo Shareholder proxies may be solicited by directors, executive officers or regular employees of Alamo, in person, by letter or by telephone or telegram.

                                  THE AGREEMENT

Background

         Grill is a wholly-owned subsidiary of Alamo. Grill operates the Alamo Grill Restaurant at The Mall of America in Bloomington, Minnesota. It has no other significant assets or business operations.

         Subsequent to the commencement of operations at The Mall of America, Alamo formed two additional subsidiary corporations, one of which opened an Alamo Grill Restaurant in Salt Lake City, Utah and the second which opened an Alamo Grill Restaurant in Wichita, Kansas. Management of Alamo was executing a business plan which contemplated a broad expansion of the Alamo Grill concept.

         The restaurants in Salt Lake City and Wichita were unsuccess ful and those subsidiaries terminated operations in 1994 and 1995, respectively. Management subsequently determined that the site at The Mall of America was unique in terms of a mall location and that in order for Alamo to expand successfully, non-mall based, free-standing sites would be required. However, Alamo lacked the capital required to expand on a free-standing basis and it determined that in light of its unsuccessful ventures in Salt Lake City and Wichita, it was not possible to raise new capital sufficient to expand on a free-standing basis.

         Hence, the Board of Directors concluded that, since the fundamental expansion plan had been frustrated, Alamo should undertake an evaluation of options which, under the circumstances, would maximize the return to Alamo shareholders. Such evaluation resulted in the Board concluding that it was in the best interests of the Alamo shareholders to seek a buyer for its Mall of America location. Initially, Alamo retained a national restaurant brokerage for the purpose of soliciting interest in the Mall of America site. Sales materials were distributed by the broker to over 60 (sixty) national chains and independent operators. The agreement with the broker expired by its terms without having produced an offer for the Mall of America location satisfactory to management.

         Subsequently, management undertook its own direct efforts to find a buyer for the Mall of America location. Martin J. O'Dowd, a director of Alamo, is also a director of E&C and the President of a separate publicly-owned restaurant chain not involved in this transaction: Rainforest Cafes. Mr. O'Dowd was instrumental in introducing the Alamo concept to E&C for its analysis. Mr. O'Dowd is not being compensated for his role, although he is a shareholder of both Alamo and E&C. Following a substantial review and evalua tion by E&C, negotiations commenced for the purchase of the stock of Grill from Alamo. Such negotiations continued over a period of approximately 15 months, during which time E&C was engaged in other expansion activities. Management of E&C and Alamo met on several occasions in an attempt to reach an agreement, which was finally approved by the respective Boards of Alamo (on April 2, 1996) and E&C (on May 14, 1996).

Recommendation of the Board of Directors of Alamo

         Once the decision was made by the Board of Directors of Alamo that its fundamental business purpose had been frustrated, the Alamo Board determined that it would be in the best interests of the shareholders of Alamo to attempt to find a buyer for its one remaining asset, The Mall of America location. The Board undertook to negotiate a transaction with a publicly-held company in order to provide shareholders of Alamo with some degree of liquidity and potential for capital appreciation.

         The Board of Directors of Alamo concluded that the offer from E&C to acquire the stock of Grill and to pay up to $536,000 in cash to satisfy substantially all of the liabilities of Alamo and the Grill and to exchange 147,059 Common Shares of E&C for the capital stock of Grill represents the best available potential opportunity for shareholders of Alamo to obtain fair value for the business of Grill. The Board of Directors of Alamo unanimously approved the Agreement at its meeting on April 2, 1996, with Mr. O'Dowd abstaining due to his position as a director of both Alamo and E&C. The Board of Directors of Alamo believes the consummation of the agreement is in the best interest of Alamo.

Elephant & Castle's Reasons for the Agreement

         E&C has advised Alamo that it is acquiring The Mall of America unit for these principal purposes: (1) for the potentially profit able continuation of the business and operations of the Grill located at The Mall of America; and (2) for the use of the site as a test-market facility for potential use of a "red meat" concept in the expansion of its hotel-based properties. E&C has further advised Alamo that it has no intention to use the "Alamo" name at its hotel properties, and that it has no intention of creating a chain of "Alamo" or Alamo-type restaurants at malls or free standing locations.

Terms and Conditions

         The following is a brief summary of certain provisions of the Agreement and their effect. This summary is not intended to be a complete statement of all material provisions of the Agreement and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Annex A hereto.

         Representations and Warranties. The Agreement contains various representations and warranties from each of E&C and Alamo relating to, among other things, the capitalization, organization, conduct of business, material events and contracts, the accuracy of SEC filings and financial statements and compliance with law of, E&C, Alamo and Grill. The Agreement also contains covenants relating to the conduct of Grill's business prior to the closing, the agreement by Alamo not to solicit any other business combina tions, E&C's obligations to file a Registration Statement and the delivery of the resignation of the Grill's directors as specified by E&C, among other things.

         Conditions to Closing. The conditions to closing set forth in the Agreement include the effectiveness of the Registration Statement and receipt of the necessary state and blue sky authorizations, approval of the majority of the outstanding shares of Alamo Common Stock cast at the Alamo Special Meeting or any adjournment thereof and the authorization for listing on NASDAQ and PSE of the shares of Common Stock issuable pursuant to the terms of the Agreement. Other conditions to the obligations to close include: the accuracy of each party's representation's and warranties on the closing date; the performance by each party of its obligations pursuant to the Agreement, the delivery of officers' certificates and opinions of counsel, the absence of any proceedings enjoining the consummation of transactions contemplated by the Agreement, the receipt of consents and approvals, the absence of any material adverse change to the business of Alamo and Grill, taken as a whole, and the execution of a consulting agreement between E&C and Innovative Hospitality Corporation.

         Termination of the Agreement. The Agreement may be terminated any time prior to the Effective Time, whether before or after the approval by the Alamo shareholders, by mutual consent of the Board of Directors of E&C and Alamo or by either party if, (i) the closing does not occur, without fault of the terminating party, on or before June 30, 1996, (ii) any court of competent jurisdiction in the U.S. or other governmental body shall have issued an order, decree or ruling or taken any other action, restraining, enjoining or otherwise prohibiting the sale of shares; or (iii) the approval of majority of the shares of Alamo's outstanding Common Stock cast at the Special Meeting or any adjournment thereof is not obtained. In addition, either party may terminate the Agreement (i) if the other fails to comply with its obligations pursuant to Articles 1 and 5 of the Agreement or(ii) if the other party has breached any of its representations and warranties, and such breaches have not been cured with 15 days of written notice of such breach. E&C may terminate the Agreement if, during the 30 trading days prior to Closing, E&C's Common Stock trades at an average price of $8.50 or higher. Alamo may terminate the Agreement if, during the 30 trading days prior to Closing, E&C's Common Stock trades at an average price of $5.125 or less. Either Alamo or E&C may terminate the Agreement in the event ten (10%) percent of the shareholders of Alamo elect to exercise their dissenters rights under the MBCA.

Interests of Certain Persons; Certain Relationships and Related
Transactions

         As of June 1, 1996, directors and executive officers of Alamo and their affiliates may be deemed to be beneficial owners of approximately 25% of the outstanding shares of Alamo Common Stock.

         Jon P. Taffer, President of Alamo, is also President of Innovative Hospitality Concepts ("IHC") which is in the business of providing management and consulting operations to restaurant and food service businesses throughout the United States. IHC has had a management agreement with Alamo pursuant to which it managed the operations at The Mall of America facility through November, 1995 when that management agreement expired and has continued thereafter on a month-to-month, at-will arrangement by the parties thereto. Under the terms of the Agreement, E&C required that IHC undertake to provide certain ongoing management and administrative services to the Alamo Grill operation at the Mall of America site following the closing of the transaction. Under the terms of the proposed management agreement between E&C and IHC, IHC will be compensated at the rate of $2,000 per month plus out-of-pocket expenses for 24 months. Thereafter, IHC's fee will increase to $2,200 per month for up to an additional 24 months. The service is terminable at any time by E&C on 60 days' notice to IHC.

         In addition, as a condition to entering the Agreement, E&C required that IHC enter a separate agreement pursuant to which IHC will provide consulting re: menu revisions, product specifications, grand opening events, administrative and accounting forms, landlord-tenant negotiations, and related services in connection with the opening and expansion of the Alamo Grill concept at hotel locations following closing of the Agreement. Under the terms of that agreement, IHC will be compensated by payment of $10,000 per restaurant/hotel location opening, payable one-third upon retainer, one-third upon completion of substantive work, and one-third upon grand opening of each such restaurant/hotel location. In addition, E&C may choose to utilize the consulting services of IHC for man agement and employee location at any such given restaurant location. For such optional training services, IHC may receive an additional fee of up to $15,000 U.S. per restaurant location.

Certain Federal Income Tax Consequences

         The following discussion addresses the material federal income tax consequences of the Agreement that are applicable to the holders of Alamo Common Stock. This discussion reflects the opinion of counsel attached as an exhibit to the Registration Statement of which this Prospectus/Proxy Statement is a part (the "Exhibit Opinion"). The Exhibit Opinion includes an opinion to the effect that the Agreement will constitute a "reorganization" within the meaning of
Section 368 of the Internal Revenue Code (the "Code"). The Exhibit Opinion, which is based on certain assump tions and subject to certain limitations and qualifications as noted in the opinion, will be delivered by Robins, Kaplan, Miller & Ciresi, counsel for Alamo.

         Alamo shareholders should be aware that the following discussion does not deal with all federal income tax considerations that may be relevant to a particular Alamo shareholder in light of his or her particular circumstances, such as shareholders who are dealers in securities, or foreign persons or who have acquired their Alamo Common Stock through stock option or in other compen satory transactions. In addition, no foreign, state or local tax considerations are addressed herein. Accordingly, Alamo sharehold ers are urged to consult their own tax advisors as to specific tax consequences to them of the Agreement, including the applicable federal, state, local and foreign tax consequences to them.

         The following discussion is based on Alamo's counsel's interpretation of the Code, applicable Treasury regulations, judicial authority and administrative ruling and practice, all as of the date hereof. The Internal Revenue Service (the "IRS") is not precluded from adopting a contrary position. In addition, there can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and the conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the agreement to Alamo and its shareholders.

         Subject to the limitations and qualifications referred to herein, and as a result of the Agreement qualifying as a reorgani zation within the meaning of Code Section 368, counsel for Alamo is of the opinion that:

(a) The transaction by which Alamo transfers substantially all of its assets, being its stock in Grill to E&C in exchange for stock of E&C which Alamo distributes to Alamo's shareholders, is a tax-free "type C" reorganiza tion;

(b) No gain or loss will be recognized by the holders of Alamo Common Stock upon their receipt of E&C common stock which will be distributed to them prior to the dissolu tion of Alamo;

(c) The aggregate tax basis of the E&C Common Stock received by the Alamo shareholders will be the same as the aggregate tax basis of the Alamo common shares;

(d) The holding period of E&C Common Stock received by each Alamo shareholder will include the period for which the Alamo Common Stock was considered to be held, provided that the Alamo Common Stock is held as a capital asset at the time of the transfer; and

(e) Alamo will not recognize gain or loss solely as a result of the transactions contemplated by the Agreement.

         Alamo has not requested a ruling from the IRS in connection with the Agreement. However, it is a condition of the respective obligations of E&C and Alamo to consummate the Agreement that such parties received confirming tax opinions from their respective legal counsel to the effect that for federal income tax purposes, the Agreement will constitute a reorganization. The Exhibit Opinion is not intended to satisfy this closing condition. These Closing Opinions, which are collectively referred to herein as the "tax opinions" neither bind the IRS nor preclude the IRS from adopting a contrary position. As with the Exhibit Opinion, the tax opinions will be subject to certain assumptions and qualifications and will be based on the truth and accuracy of certain representa tions of E&C and Alamo, including representations in certain certificates of the respective management of E&C and Alamo dated on or prior to the date of this Prospectus/Proxy Statement.

         A successful IRS challenge to the tax-free reorganization status would result in an Alamo shareholder recognizing gain or loss with respect to each share of Alamo stock surrendered equal to the difference between the shareholder's basis in such share and the share market value of the E&C stock ultimately received. In such event, an Alamo shareholder's aggregate basis in the E&C Common Stock so received would equal its fair market and the shareholder's holding period for such stock would begin the day after the Agreement was consummated.

         Even if the transaction qualifies as a reorganization, a recipient of shares of E&C Common Stock would recognize gain to the extent such shares were considered to be received in exchange for services or property (other than solely Alamo Common Stock). All or a portion of such gain may be taxable as ordinary income. Gain would also have to be recognized to the extent that an Alamo shareholder was treated as receiving consideration other than the E&C Common Stock in exchange for his or her Alamo Common Stock.

Federal Securities Law Consequences

         All shares of E&C Common Stock received by the Alamo share holders following the consummation of the Agreement, will be freely transferable, except that shares of E&C Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act of 1933) of Alamo prior to the Agreement may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of E&C)) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Alamo or E&C generally include individuals or entities that control, are controlled by, or are under common control with, such party, and may include certain officers and directors of such party as well as the principal shareholders of such party. The Agreement requires Alamo to use its best efforts to cause each of its affiliates to execute a written agreement to the effect that such person will not offer to sell or otherwise dispose of any of the shares of E&C Common Stock issued to such person in or pursuant to the agreement in violation of the Securities Act or the rules and the regulations promulgated thereunder.

Closing; Effective Time

         The closing of the transactions contemplated by the Agreement (the "Closing") will take place on the first business day immedi ately following the date on which the last of the conditions set forth in the Agreement is satisfied or waived, or at such other time as E&C and Alamo may agree ("Closing Date").

                                 BUSINESS OF E&C

Introduction

         E&C operates a chain of 14 full-service English-style dining restaurants and pubs, 12 of which are located in Canada and one in the State of Washington and one in Philadelphia, Pennsylvania. The Canadian restaurants are operated under the name "The Elephant & Castle Pub & Restaurant" and are located in major shopping malls and office complexes from Victoria, B.C. to Ottawa, Ontario. The Philadelphia restaurant and one in Winnipeg, Canada are based inside of Holiday Inn hotel operations. In addition, E&C currently operates a "Rosie's" deli-style restaurant at the Rosedale-on-Robson Hotel in Vancouver, B.C., Canada and an English style "Elephant on Campus" restaurant at the British Columbia Institute of Technology.

         The Company believes that it is in the early stages of a major expansion/refocusing of its restaurant operations. The expansion/ refocusing contemplates that the Company will ultimately operate a majority of its restaurants at (i) major hotel locations; (ii) in the United States; and (iii) with alternative menu formats, not limited to the Elephant & Castle English-pubs concept. The acquisition of the Grill provides a prospective "red meat" format, which E&C believes to be a potentially important ingredient in its expansion formula.

         The expansion/refocusing also includes alternative venues (sites) for the Company's restaurant facilities. To that end, in 1995, the Company opened its first on-campus "University" restau rant, and arranged for the licensing of a restaurant at the new international terminal at Vancouver International Airport.

         During 1995, the Company arranged for an investment of $4,000,000 (U.S.), of which $1,000,000 has been invested as equity, and $3,000,000 by way of Subordinated Convertible Notes, by a major United States-based pension money manager, GEIPPP, II, with an anticipated placement of an additional $6,000,000 of such Notes in future periods. The closing of this financing significantly enhances the Company's ability to achieve the expansion/refocusing which is, and has been, the basis of its future plans.

         During 1995, the Company also experienced financial losses. Such losses resulted in part from the termination of two Shilo Hotel properties, in Yuma, Arizona and Pomona, California, which properties had previously been occupied by Elephant & Castle under arrangements which turned out to be unsuitable and unprofitable; the close-down of a Toronto, Canada mall location which could not be renewed on acceptable terms; and generally unfavorable business conditions which prevailed in Canada, particularly Eastern Canada, due, in part, to the economic uncertainty related to the political crisis concerning the separation of Quebec. During 1995, the Company also incurred substantially increased general and adminis trative costs relating inter alia to a decision not to build a restaurant at a particular hotel site in San Francisco, after the investment of significant management time, and funds.

Principal Operations

         Elephant  &  Castle  (Traditional  Format).  At the  Elephant  & Castle
restaurants, the Company seeks to distinguish itself from competitive restaurants by its distinctive British style and Tudor decor, and by featuring a wide variety of menu items including a large number of English-style dishes. The Company's restaurants offer a broad menu at popular prices. The menu is regularly updated to keep up with current trends in customers' tastes. The average check per customer, including beverage, was approximately CDN $14 during 1995. Although all of the Company's restaurants provide full liquor service, alcoholic beverages are primarily served to complement meals. Sales of alcoholic beverages accounted for approximately 40% of restaurant sales during 1995.

         The Company's restaurants average approximately 5,500 square feet in size, with a typical seating capacity of 225. The restaurants are open 7 days a week for lunch, dinner and late-night dining. Due to their location at major downtown and suburban malls and office complexes, the Elephant & Castle restaurants cater to a consistently high traffic flow of both shoppers and office workers. More than 34,000 customers a week are currently serviced at the Elephant & Castle chain. Repeat clientele make up a significant portion of the Company's restaurants' patrons.

         Hotel Restaurants. During late 1993 and 1994 the Company signed agreements with Holiday Inn for the renovation and redevel opment of restaurants at Holiday Inn hotels in Winnipeg, Manitoba, Canada and Philadelphia, Pennsylvania in the United States. The Winnipeg Crowne Plaza Holiday Inn Elephant & Castle restaurant was opened on May 18, 1994, and the Philadelphia Holiday Inn unit was opened on February 28, 1995. Both Holiday Inn restaurants have thus far produced revenues and store-operating profits. As a result thereof, the Company has an additional restaurant under construction at a Holiday Inn site in San Diego, California, scheduled to open in the summer of 1996, and is considering building a substantial number of additional restaurant units at Holiday Inns and other similar first-class hotels over the next five years.

         In the opinion of management, the three critical ingredients for the strategy for expansion at major hotel sites are:

         (1)      the control of occupancy costs;

         (2) the capacity to work synergistically with a hotel management seeking to divorce itself from direct involve ment in food and beverage operations; and

         (3) Company control of the menu, kitchen and restaurant amenities.

         The Company is currently engaged in continuing discussions with Holiday Inn and other hotel operators concerning additional locations.

         In December of 1994, the Company entered into an agreement with an international developer, the Chevalier Group of Hong Kong, to build a 200-seat, 5,000-square-foot restaurant in the develop er's $40,000,000 280 room Rosedale-on-Robson all-suites hotel. The hotel was completed, and Rosie's-on-Robson opened for operations in August of 1995. The Company's arrangements with the Chevalier Group are similar to those at the Holiday Inn locations, current and planned. The Company provides all of the hotel's room services, off-premise catering, and branded specialty products.

         The Company's restaurant at Rosedale is significantly different from the traditional Elephant & Castle format. Manage ment operates "Rosie's" as a New York-style deli and bar. "Rosie's" enables the Company to have a second "branded" concept restaurant to provide to those hotel operators in locations or with space requirements which may be unsuitable for the Elephant & Castle traditional menu and decor.

         The Company's limited experience with "Rosie's" to date has been favorable. With "Rosie's", the Company was committed to starting from fresh, creating its own interior design and menu, under the direction of an experienced, well-regarded staff, including an award-winning chef and design consultants.

         Previously, commencing in late 1992, the Company obtained the right to operate all of the food and beverage services at the Shilo Hotel & Resort complex in Yuma, Arizona. In addition, on July 1, 1993, the Company added the food and beverage operations at a second Shilo Hotel in Pomona, California. The style and menu at the Shilo Hotels was significantly different from that followed at the traditional Elephant & Castle restaurants. The Company's experience at the Shilo Hotels and with the management thereof was decisively negative, resulting in termination and closing of those restaurants during 1995 and litigation which is continuing. See Legal Proceedings.

         In its broadest terms, the Company's strategy for growth in the hotel, food and beverage industry is as follows: Locations primarily at hotel sites will be identified in chosen select markets. The Company has identified four geographic pockets of potential growth for all corporate brands. The intention is to cluster restaurants in select locations within the chosen geograph ic regions. Key points for consideration would include a high level of occupancy at a prospective hotel; a hotel which is part of a chain large and sophisticated enough to join in combined marketing activities; potential unique traffic generators; and the potential for non-seasonal activity. The addition of a "red meat" menu format would, in the opinion of management, significantly add to the Company's capacity to fulfill its growth objectives.

                    SELECTED HISTORICAL FINANCIAL INFORMATION

                  The following selected financial information of Elephant and Castle for each of the years ended December 31, 1995, 1994 and 1993 has been derived from Elephant & Castle's audited financial statements contained in its Annual Reports on Form 10-K for the years then ended and is qualified in its entirety by such docu ments. The selected unaudited financial information of Elephant & Castle as of and for the three months ended March 31, 1996, includes all adjustments, deemed to be necessary for a fair presentation of such information for the period then ended. The operating results for the three months ended March 31, 1996 are not necessarily indicative of results for the full year. This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements.

                        SELECTED HISTORICAL CONSOLIDATED
                                FINANCIAL DATA OF
                          ELEPHANT & CASTLE GROUP INC.


         The following selected financial information of Elephant & Castle Group Inc. for each of the years ended December 31, 1995, 1994 and 1993 has been derived from Elephant & Castle Group Inc.'s audited financial statements contained in its Annual Reports on Form 10-KSB for the years then ended and is qualified in its entirety by such documents. The selected unaudited financial information of Elephant & Castle Group Inc, as of and for the three months ended March 31, 1996, includes all adjustments, deemed to be necessary for a fair presentation of such information for the period then ended. The operating results for the three months ended March 31, 1996 are not necessarily indicative of results for the full year. This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements.

                                            ELEPHANT & CASTLE GROUP INC.
                                 Selected Historical Consolidated Financial Data
                                               (Canadian Dollars)

(CDN $ - Canadian dollars)

                                                                  Three Months
                                                                     Ended
                                                                   March 31,                  Fiscal Year Ended December 31,
                                                                --------------    --------------      ------------      ------------
                                                                    1996                 1995              1994              1993
                                                                 (Unaudited)
Sales ....................................................      $  6,127,363       $ 25,764,339       $ 25,414,275      $ 22,445,883
Net Income (Loss), before Other Item .....................      ($   381,093)          (681,955)           213,166           163,789
Net Income (Loss), including Other .......................          (381,093)        (1,581,955)           213,166           163,789
Item
Net Income (Loss) per Share, before Other Item ...........      ($      0.15)      ($      0.27)      $       0.09      $       0.09
Net Income (Loss) per Share, including Other .............      ($      0.15)      ($      0.63)      $       0.09      $       0.09
Item
Total Assets .............................................        14,966,283         15,888,100         10,328,981        10,005,206
Shareholders' Equity .....................................      $  6,706,045       $  7,087,138       $  7,345,905      $  7,307,236
Average Shares Outstanding ...............................         2,604,611          2,502,759          2,440,583         1,865,000

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

                  The following unaudited pro forma combined financial information give effect to the acquisition by Elephant & Castle of the capital stock of the Grill on the basis described in the Agreement. This pro forma information has been prepared utilizing the historical consolidated financial statements of Elephant & Castle and the unaudited financial information relating to Grill, provided by Alamo. This information should be read in conjunction with the historical financial statements and notes thereto, which are incorporated into this Prospectus/Proxy Statement. The pro forma financial data are provided for comparative purposes only and do not purport to be indicative of the results which would have been obtained if the acquisition had been effected during the periods presented. The historical results of Grill are not being accounted for as a significant subsidiary of E&C.


ELEPHANT & CASTLE GROUP INC.
Unaudited Pro Forma Condensed Combined Financial Statements
Acquisition of The Alamo Grill Inc.
(Canadian Dollars)


The following unaudited pro forma condensed combined financial statements and explanatory notes reflect the acquisition of The Alamo Grill Inc. ("Alamo") by Elephant & Castle Group Inc. ("E&C") for 147,059 shares of E&C's capital stock at a deemed value of $CDN 9.32 ($U.S. 6.80) per share and cash of $CDN 734,320 ($U.S. 536,000), under the purchase method of accounting.

The pro forma condensed combined balance sheet combines the historic consolidated balance sheet of E&C as of December 31, 1995, as contained in its Annual Report on Form 10-K SB, and the historic balance sheet of Alamo as of January 28, 1996. The pro forma condensed combined statement of income combines the historic consolidated statement of income of E&C for the year ended December 31, 1995, also as contained in its Annual Report, and the historic statement of income of Alamo for the year ended January 28, 1996 assuming the acquisition was made at the beginning of each of the respective years presented.

The following unaudited pro forma condensed combined financial statements are not necessarily indicative of future results of operations of E&C or the results which would have resulted had the operations and management of E&C and Alamo been combined during the periods presented. In addition, the pro forma results are not intended to be a projection of future results. The unaudited pro forma condensed combined financial statements should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements.

Elephant & Castle Group Inc.
Notes to Pro Forma Combined Condensed Financial Statements Adjusted for the Acquisition of The Alamo Grill Inc.
December 31, 1995
(Canadian Dollars)
(Unaudited)


Pro Forma Adjustments

In preparing the accompanying pro forma condensed combined financial statements, the following adjustments have been made:

1)   Eliminates the share capital of Alamo.

2) Reflects the issuance of E&C's capital stock and repayment of certain liabilities and long term debts of Alamo pursuant to the acquisition agreement.

3) Reflects the additional amortization of intangible assets as a result of the allocation of the purchase price.

4) Reflects the reduction of interest expense resulting from the repayment of long term debt.

                                             Elephant & Castle Group Inc.
                                             Pro Forma Combined Condensed Income Statements
                                             Elephant & Castle Group Inc. and The Alamo Grill Inc.
                                             For the Twelve Months Ended December 31, 1995
                                             Canadian Dollars
                                             (unaudited)

                                                        E&C            Alamo         Combined        Adjustments           Total
                                                    -----------     -----------     -----------      -----------        -----------
SALES ..........................................    $25,764,339     $ 3,629,025     $29,393,364                         $29,393,364
                                                    -----------     -----------     -----------                         -----------

RESTAURANT EXPENSES
  Food and Beverage Costs ......................      7,622,183       1,130,382       8,752,565                           8,752,565
  Restaurant operating expenses
    Labour .....................................      8,511,442       1,185,923       9,697,365                           9,697,365
    Occupancy and other ........................      6,716,129         892,317       7,608,446                           7,608,446
  Depreciation and Amortization ................      1,223,934          52,930       1,276,864          41,424(3)        1,318,288
                                                    -----------     -----------     -----------                         -----------
                                                     24,073,688       3,261,551      27,335,239                          27,376,663
                                                    -----------     -----------     -----------                         -----------

INCOME FROM RESTAURANT OPERATIONS ..............      1,690,651         367,474       2,058,125                           2,016,701

GENERAL AND ADMINISTRATIVE EXPENSES ............      2,287,915         135,993       2,423,908                           2,423,908

INTEREST ON LONG TERM DEBT .....................         84,691         131,236         215,927        (129,617)(4)          86,310
                                                    -----------     -----------     -----------                         -----------

PROFIT (LOSS) BEFORE INCOME TAXES ..............       (681,955)        100,244        (581,711)                           (493,518)

INCOME TAXES ...................................              0               0               0                                   0
                                                    -----------     -----------     -----------                         -----------

NET PROFIT (LOSS) BEFORE OTHER ITEMS ...........       (681,955)        100,244        (581,711)                           (493,518)

OTHER ITEMS ....................................       (900,000)              0        -900,000                            (900,000)
                                                    -----------     -----------     -----------                         -----------

NET PROFIT (LOSS) FOR THE YEAR .................     (1,581,955)        100,244      (1,481,711)                         (1,393,518)
                                                    -----------     -----------     -----------                         -----------



Average number of shares outstanding                  2,502,759                       2,649,818                           2,649,818
Earnings per share - before other items                  ($0.27)                         ($0.22)                             ($0.19)
Earnings per share - after other items                   ($0.63)                         ($0.56)                             ($0.53)

                                       See notes to pro forma combined condensed financial statements

                                                 Elephant & Castle Group Inc.
                                                 Pro Forma Combined Condensed Balance Sheets
                                                 Elephant & Castle Group Inc. and The Alamo Grill Inc.
                                                 As at December 31, 1995 and January 28, 1996
                                                 Canadian Dollars
                                                 (unaudited)

                                                             E&C             Alamo         Combined      Adjustments         Total
                                                         ----------        ---------      ----------    -------------     ----------
ASSETS
Current
  Cash and Term Deposits ..........................       5,031,758           58,583       5,090,341    -734,320 (2)       4,356,021
  Accounts Receivable .............................         540,749              208         540,957                         540,957
  Inventory .......................................         501,699           26,349         528,048                         528,048
  Deposits and Prepaid Expenses ...................         509,543           84,373         593,916                         593,916
                                                         ----------        ---------      ----------                      ----------
                                                          6,583,749          169,513       6,753,262                       6,018,942
Fixed Assets ......................................       8,798,738          248,724       9,047,462                       9,047,462
Other Assets ......................................         505,613          820,520       1,326,133     796,350 (2,3)     2,122,483
                                                         ----------        ---------      ----------                      ----------
                                                         15,888,100        1,238,757      17,126,857                      17,188,887
                                                         ----------        ---------      ----------                      ----------

LIABILITIES
Current
  Accounts Payable ................................       3,090,167          285,552       3,375,719    -452,936 (1,2,4)   2,922,783
  Current Portion of Capital Leases ...............          71,382            2,859          74,241                          74,241
  Current Portion of Long Term Debt ...............         451,173                0         451,173                         451,173
                                                         ----------        ---------      ----------                      ----------
                                                          3,612,722          288,411       3,901,133                       3,448,197
Obligation Under Capital Leases ...................          23,899            7,119          31,018                          31,018
Long Term Debt ....................................       4,933,341          411,000       5,344,341    -411,000 (2)       4,933,341
Deferred Income Tax ...............................         231,000                0         231,000                         231,000
                                                         ----------        ---------      ----------                      ----------
                                                          8,800,962          706,530       9,507,492                       8,643,556
                                                         ----------        ---------      ----------                      ----------

SHAREHOLDERS' EQUITY
Capital Stock .....................................       8,092,065                1       8,092,066   1,369,999 (1,2)     9,462,065
Retained Earnings .................................        (996,067)         532,226        -463,841    -444,033 (2,3,4)    -907,874
Foreign Exchange Translation Adjustment ...........          -8,860                0          -8,860                          -8,860
                                                         ----------        ---------      ----------                      ----------
                                                          7,087,138          532,227       7,619,365                       8,545,331
                                                         ----------        ---------      ----------                      ----------

                                                         15,888,100        1,238,757      17,126,857                      17,188,887
                                                         ----------        ---------      ----------                      ----------

         See notes to pro forma combined condensed financial statements

                                 LEGAL OPINIONS

         The validity of the securities offered hereby will be passed upon for the Company by D. David Cohen, Esq., 500 No. Broadway, Suite 133, Jericho, NY 11753 who has acted as special counsel to the Company in connection with this Offering. Mr. Cohen is the owner of 74,500 shares of the Company's Common Stock, and in connection with the purchase at 59,500 shares is indebted to the Company to the extent of $300,000 plus interest accrued thereon. Such loan is secured by securities other than securities of the Company.

         Robins, Kaplan, Miller & Ciresi, Esqs. 2800 LaSalle Plaza, Minneapolis, MN 55402 have acted as counsel to Alamo Restaurants, Inc. and Alamo Grill, Inc. in connection with the transactions described herein.

                                     EXPERTS

         The financial statements and schedules of the Company, incorporated by reference in the Registration Statement of which this Prospectus is a part have been audited by Pannell Kerr Forster, chartered accountants, for the periods indicated in their report thereon. Such financial statements and schedules have been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                             ADDITIONAL INFORMATION


         For additional information concerning the Company, financial statements, its operations, properties, facilities, employees, competitors, management, executive compensation, legal proceedings, market for the Company's Common Stock, security ownership of directors executive officers and certain beneficial holders, this prospectus will be accompanied by the Company's Form 10-KSB for the fiscal year ended December 31, 1995, latest Form 10-Q and the Company's proxy statement in connection with the election of directors at its 1996 Annual Meeting of Shareholders.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

         Article 21.1 of the Company's Articles of Association provides, with respect to the indemnification of directors and officers, that the Company shall indemnify, subject to the [Company Act], any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceed ing, whether or not brought by the Company or by a corporation or other legal entity or enterprise and whether civil, criminal or administrative, by reason of the fact that such person is or was a director, manager, or officer of the Company, against all costs, charges and expenses, including legal fees and any amount paid to settle the action or proceeding or satisfy a judgment, if such person acted honestly and in good faith with a view to the best interests of the Company, if such person exercised the care, diligence and skill of a reasonably prudent person, and, with respect to any criminal or administrative action or proceeding, such person had reasonable grounds for believing that his or her conduct was lawful. The provisions of Article 21.1 are deemed to be a term of every contract of employment or office of every director, manager, and officer of the Company.

         Article 21.2 of the Company's Articles of Association provides that, subject to the Company Act, the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether or not brought by the Company or by a corporation or other legal entity or enterprise and whether civil, criminal or administrative, by reason of the fact that he is or was an employee or agent of the Company or is or was serving in any other capacity on behalf of the Company at its request including, but without limiting the generality of the foregoing, serving at the request of the Company as a director, manager, officer, employee or agent of another corporation, a partnership, joint venture, trust or other enter prise, against all costs, charges and expenses, including legal fees and any amount paid to settle the action or proceeding or satisfy a judgment, if he acted honestly and in good faith with a view to the best interests of the Company or other corporation or other legal entity or enterprise as aforesaid, and, with respect to any criminal or administrative action or proceeding, if he had reasonable grounds for believing that his conduct was lawful. The provisions of Article 21.2 shall not be part of any contract or agreement between any aforesaid person and the Company unless expressly made so by the terms of the contract or agreement with the Company.

         Article 21.4 provides that the Company may indemnify any person, other than a director, in respect of any losses, damages, costs or expenses whatsoever incurred by him while acting as an officer, employee or agent for the Company, unless such losses, damages, costs or expenses shall arise out of failure to comply with instructions, willful act or default or fraud by such person, and in any of such events the Company shall only indemnify such person if the directors, in their absolute discretion, so decide. The provisions of this
Article 21.4 shall not be part of any contract or agreement between any aforesaid person and the Company unless expressly made so by the terms of the contract or agreement with the Company.

         Article 21.6 provides that the Company may give indemnities, on such terms and conditions as it deems appropriate, to any director, officer, employee, agent or other person who has undertaken or is about to undertake any liability on behalf of the Company or any corporation controlled by it. The provisions of Article 21.6 shall not be part of any contract or agreement between any aforesaid person and the Company unless expressly made so by the terms of the contract or agreement with the Company.

         Article 21.7 provides that, subject to the Company Act and other applicable laws and statutes, no director, officer, employee or agent for the time being of the Company shall be liable for the acts, receipts, neglects or defaults of any other director, officer, employee or agent or for joining in any receipt or act for conformity, or for any loss, damage or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the Board, or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Company shall be invested or for any loss or damages arising from the bankruptcy, insolvency, or tortious act of any person, firm or corporation with whom or with which any moneys, securities or effects shall be lodged or deposited or for any loss occasioned by any error of judgment or oversight on his part or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his own willful act or omission, default, negligence, breach of trust or breach of duty.

Item 21.  Exhibits and Financial Statements Schedules.

          (a)  Exhibits

Exhibit
Number                Description of Exhibit
- -------               ----------------------

2.1      Agreement Relating to the Sale of All of the Capital
         Stock of a Subsidiary Corporation in Exchange  for
         Capital Stock of the Acquiring Corporation dated as of
         April 9, 1996 by and among Company, Alamo Restaurants,
         Inc. and Alamo Grill, Inc. (included as Exhibit A to the
         Joint Proxy Statement and Prospectus which forms a part
         of the Registration Statement (the "Proxy Statement")              +

2.2      Form of Proxy to be utilized at the meeting of Shareholders of Alamo Restaurants, Inc. to approve the Agreement
                                                                            +
3.1      Certificate of Incorporation and Certificate of Name
         Change of Company                                                  *

3.2      Articles of Association of Company                                 *

3.3      Certificate of Amalgamation, dated May 1, 1990, The
         Elephant and Castle Canada Inc.                                    *

4.1      Form of certificate evidencing shares of Common Stock              *

4.2      Form of Underwriter's Warrant Agreement between Company
         and Underwriter                                                    *

10.1     Bank Loan Agreement, dated September 13, 1990, with
         Toronto Dominion Bank                                              *

10.2     Letter Agreement dated June 26, 1991, regarding expansion
         of facilities at Edmonton Eaton Centre food court
         relocation                                                         *

10.3     Retailer Application dated May 23, 1992, and Specimen
         Agreement for Alberta Lotteries and Alberta Gaming
         Control                                                            *

10.4     License Agreement dated July 9, 1992, with Servomation
         Inc. relating to B.C. Place Stadium                                *

10.5     Restaurant lease dated November 10, 1992, with Shilo
         Management Corporation, relating to the Shilo Inn, Yuma,
         Arizona                                                            *

10.6     Letter Agreement, with Shilo Management Corporation
         relating to Shilo Hotel, Pomona,
         California                                                         *

10.7     Restaurant Lease Agreement with Holiday Inns of Canada,
         Ltd., relating to Holiday Inn
         Crowne Plaza at Winnipeg, Manitoba                                 **

Exhibit
Number                Description of Exhibit
- -------               ----------------------
10.8     Restaurant Lease Agreement relating to Holiday
         Inn, Philadelphia, Pennsylvania                                    ***

10.9     Alamo Grill, Inc. lease agreement made as of the 30th
         day of April, 1993                                                 +

10.10    Form of Accounting Services Agreement between Innovative
         Hospitality Concepts, Inc. and Elephant & Castle Group,
         Inc.                                                               +

10.11    Form of Consulting Services Agreement between Jon P.
         Taffer, an individual Innovative Hospitality Concepts,
         Inc. and Elephant & Castle, Inc.                                   +

11.1     Statement of computation regarding per share earnings              *

22.1     Subsidiaries of Company                                            *

23.1     Consent of Pannell Kerr & Forster                                  +

23.2     Consent of D. David Cohen, Esq.                                   (x)

23.3     Consent and Tax Opinion of Robins, Kaplan, Miller
         Ciresi                                                            (xy)

24.1 Power of Attorney (included on the signature page of Part II of this Registration Statement)

99.1     Canadian Declaration as of May 11, 1990, claiming the
         trade name "The Elephant and Castle"                               *

99.2     Filing receipt dated February 5, 1993, for U.S. service
         mark application "E&C"                                             *

99.3     Filing receipt dated February 5, 1993, for U.S. service
         mark "Elephant Mug"                                                *
- ---------------------------

* Incorporated by reference from the Exhibits filed with the Company's Registration Statement on Form SB-2 (Registration No. 33-60612). Modification of the numbering of the exhibits is in accordance with Item 601 of Registration S-B
**       Filed with Company's 10-K SB for the Fiscal year ended
         December 31, 1993.
***      Filed with Company's 10-K SB for the Fiscal year ended
         December 31, 1994.
+        Filed herewith.
(x)      To be filed supplementally.
(xy) TO be filed supplementally; draft of opinion filed herewith.

         (b)  Financial Statement Schedules

                  All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or not applicable, and therefore have been omitted.


         (c)  Item 4(b) Information

                  Not applicable.

Item 22.  Undertakings.
         (a)

             (1) The Company undertakes that prior to any public offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

             (2) The Company undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being regis tered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (b) The undersigned Company hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (c) The undersigned Company hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Province of British Columbia, Canada, on the 31st day of July, 1996.


                          ELEPHANT & CASTLE GROUP INC.



                                              By: /s/Jeffrey M. Barnett
                                                  ---------------------
                                                  Jeffrey M. Barnett, President

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey M. Barnett and Daniel DeBou, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature/
Title                                                     Date
- ---------                                                 ----

/s/Jeffrey M. Barnett                                 July 31, 1996
- ----------------------
Jeffrey M. Barnett
Chairman of the Board
President and
Director (Principal
Executive Officer)


/s/Peter J. Barnett                                   July 31, 1996
- ----------------------
Peter J. Barnett
Vice President
and Director


/s/George W. Pitman                                   July 31, 1996
- ----------------------
George W. Pitman
Vice President
and Director


/s/Daniel DeBou                                       July 31, 1996
Daniel DeBou
- ----------------------
Principal Financial
Officer and
Principal Accounting
Officer


/s/William McEwen                                     July 31, 1996
- ----------------------
William McEwen
Director


/s/D. David Cohen                                     July 31, 1996
- ----------------------
D. David Cohen
Director


/s/Martin O'Dowd                                      July 31, 1996
- ----------------------
Martin O'Dowd
Director

______________________                                _______, 1996
David Wiederech
Director

Anthony Mariani                                       _______, 1996
Director